Exhibit 99.1
Dec. 14, 2007
DTE Energy initiates 2008 earnings guidance
DETROIT — DTE Energy (NYSE:DTE) today issued 2008 operating earnings guidance of $2.70 to $3.10 per diluted share and reaffirmed 2007 operating earnings guidance, excluding synthetic fuels, of $2.50 to $2.65 per diluted share. A reconciliation of reported to operating earnings is at the end of this news release.
     “Our 2008 earnings guidance demonstrates the strong financial condition of both our Detroit Edison and MichCon utilities,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “We expect to generate significant value for shareholders as we produce 5 percent to 6 percent average annual utility earnings growth over the next five years, complemented by our non-utility growth. In addition, we plan to finalize our share repurchase program upon the expected completion of our Non-Utility Monetization Plan in the first quarter of 2008.”
     The company also provided 2008 operating earnings guidance for each of its business segments, which is shown in the table below along with the current 2007 operating earnings guidance.
     DTE Energy Operating Earnings Guidance

($ millions, except per share amounts)	2007	2008

Detroit Edison	$300 – 310	$340 – 370
MichCon	80 – 85	85 – 90
Power & Industrial Projects	20	5 – 10
Unconventional Gas Production	10	3 – 5
Coal & Gas Midstream	50	45 – 50
Energy Trading	50 – 55	40 – 50
Corporate & Other	(80 – 85)	(80 – 85)

Operating Earnings — excluding Synthetic Fuels	$425 – 450	$433 – 495

Operating Earnings per Diluted Share - excluding Synthetic Fuel	$2.50 – 2.65	$2.70 – 3.10

Synthetic Fuel	$150 – 215	—

Projected Average Shares Outstanding	170 million	159 million*

*	Assumes 5.5 million shares repurchased on March 31, 2008
     In November 2006, the company announced its Non-Utility Monetization Plan, which entailed selling assets in select non-utility businesses that have grown to a sufficient size and scale. DTE Energy has successfully completed its Antrim Shale gas properties, and its Georgetown and Crete peaking unit monetizations, securing approximately $885 million in after-tax cash proceeds. On Dec. 7, the company announced it has agreed to sell a portion of its
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Barnett Shale gas exploration and production acreage for approximately $260 million and expects that deal to close in January 2008. The previously announced Power & Industrial transaction is expected to close in the first quarter of 2008. Following the close of these two outstanding transactions and including previous sales, the company expects total after-tax cash proceeds of approximately $1.7 billion, more than double its original projection of $800 million.
     The company now expects to utilize $1 billion of the total after-tax cash proceeds to repurchase stock. To date, the company has repurchased approximately $725 million and expects to reach $1 billion in common share repurchases following the close of its Power & Industrial monetization and sale of Barnett Core gas properties. In addition, the company expects to redeem approximately $700 million of outstanding debt by year end 2008.
Assumptions and commentary on 2008 earnings guidance
     Detroit Edison: 2008 operating earnings guidance for Detroit Edison is $340 million to $370 million. 2008 guidance includes the primary earnings drivers: approximately $40 million in incremental after-tax earnings resulting from the temporary rate reduction expiration in April 2008, approximately $35 million due to the non-recurrence of enterprise-wide computer system start-up costs, offset by a normal weather assumption in 2008. Another key driver is the timing of the completion of the main rate case filed in April 2007.
     MichCon: 2008 operating earnings guidance for MichCon is $85 million to $90 million, which represents income growth of over 5 percent year over year. This $5 million increase over 2007 guidance is driven primarily by a normal weather assumption and continuous improvement initiatives.
     Power & Industrial Projects: 2008 operating earnings guidance for Power & Industrial Projects is $5 million to $10 million. A key driver of the year-over-year decline is the projected sale of a 50-percent interest in and refinancing of a portfolio of select Power & Industrial projects which is expected to close in the first quarter of 2008. The income decline from this segment is offset by share buyback and debt reductions from the use of proceeds of the asset sale.
     Unconventional Gas Production: 2008 operating earnings guidance for Unconventional Gas Production is $3 million to $5 million, and assumes gas prices of approximately $7.50 per thousand cubic feet (Mcf). 2008 guidance is lower than 2007 due to the sale of the company’s Antrim Shale gas properties in June 2007 and the expected closing of the previously announced sale of Core Barnett gas properties in January 2008. The impact of these sales is partially offset by an expected increase in production from the company’s Western Barnett Shale properties. DTE Energy expects to produce five billion cubic feet of natural gas equivalent (Bcfe) from its Western Barnett properties and significantly increase its proven reserves related to these properties in 2008.
     Coal & Gas Midstream: 2008 operating earnings guidance for Coal & Gas Midstream is $45 million to $50 million. Key drivers are earnings improvements from expected new gas midstream projects and additional gas storage revenue offset by lower coal transportation earnings due to the elimination of synfuel transportation.
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     Energy Trading: 2008 operating earnings guidance for Energy Trading is $40 million to $50 million, representing another year of expected solid economic performance. Mark-to-market accounting recognition is the main driver of earnings variability for the segment.
     Corporate & Other: 2008 operating earnings guidance for Corporate & Other is an $80 million to $85 million loss, flat versus 2007 guidance.
     Synthetic Fuel: DTE Energy does not expect material earnings from synthetic fuel in 2008. As previously announced, the company plans to cease synthetic fuel production at year-end 2007 due to the expiration of production tax credit legislation. DTE Energy expects its synthetic fuels segment to produce approximately $900 million in cash from 2007 through 2009.
     Use of Operating Earnings Information — DTE Energy management believes that operating earnings provides a more meaningful representation of the company’s earnings and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
     In this release, DTE Energy discusses 2007 and 2008 operating earnings guidance. It is likely that certain items that impact the company’s 2007 and 2008 reported results will be excluded from operating results. Reconciliations to the comparable 2007 and 2008 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items such as 2008 oil hedging costs and other charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the negotiation and impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures;
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contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; the timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2006 Form 10-K and 2007 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
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For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts — for further information:

Dan Miner	Lisa Muschong
(313) 235-5525	(313) 235-8505